UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

Sea Pines Associates, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee      was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

Set forth below is a newsletter sent by Sea Pines Associates, Inc. to its shareholders on December 16, 2004.

The Newsletter of Sea Pines Associates, Inc.

December 2004

MERGER UPDATE

Our October Newsletter reported that the Securities and Exchange Commission (SEC) was conducting a limited review of Sea Pines’ preliminary proxy statement filings concerning the Company’s proposed merger with The Riverstone Group. SEC staff has since issued comments on those documents. A revised preliminary proxy statement was filed on December 9 in response to the SEC’s comments. We expect to receive further SEC comments on the revised filing shortly.

It should be noted that the modifications in the proxy documents have to do with insuring the adequacy and completeness of the supporting information provided to shareholders concerning the proposed merger. The terms of the proposed merger remain exactly as they have been described from the outset.

In view of the time it has taken to finalize the proxy materials, it now seems clear that final shareholder action on the merger will not take place by December 31, 2004. With that in mind, the Company and Riverstone have agreed to extend the term of the Merger Agreement to March 31, 2005. The original expiration date of the Agreement was December 31, 2004.

We will continue to keep you posted concerning any developments. If you have any questions, please contact the Executive Office of Sea Pines Associates at (843) 842-1824.

–––o0o–––